UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 15, 2006, Nanogen, Inc. (“Nanogen”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Fisher Scientific International Inc. (“Fisher”) relating to a registered direct offering of 5,660,377 shares of Nanogen’s common stock, par value $0.001 per share (the “Common Stock”). Fisher has agreed to buy from Nanogen, subject to customary closing conditions, the shares of Common Stock at a price of $2.65 per share, for gross proceeds of approximately $15 million. Nanogen expects to receive approximately $14.95 million in net proceeds after deducting certain fees and expenses of the offering. Nanogen expects the sale of the shares to close on March 16, 2006.

The Common Stock will be issued pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended in connection with a takedown from Nanogen’s registration statement on Form S-3 (File No. 333-125975), which was declared effective by the Securities and Exchange Commission on June 28, 2005.

The forgoing description does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On March 16, 2006, Nanogen issued a press release to announce entering into the Stock Purchase Agreement with Fisher. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits. The following documents are files as exhibits to this report.

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Stock Purchase Agreement, dated as of March 15, 2006 between Fisher Scientific International Inc. and Nanogen, Inc.

23.1	Consent of Morgan Lewis & Bockius, LLP (included in its opinion filed as Exhibit 5.1)

99.1	Press Release of Nanogen, Inc., dated March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	March 16, 2006	By:	/s/ Robert Saltmarsh
		Name:	Robert Saltmarsh
		Title:	Chief Financial Officer